Exhibit 23.5
CONSENT OF LAZARD FRÈRES & CO. LLC
The Board of Directors
VaxGen, Inc.
349 Oyster Point Boulevard
South San Francisco, California 94080
          We hereby consent to the inclusion of and reference to our opinion dated November 12, 2007 to the Board of Directors of VaxGen Inc. (“VaxGen”) as Annex C to the joint proxy statement/ prospectus which forms part of the Registration Statement on Form S-4 (the “Registration Statement”) relating to the proposed transaction between VaxGen and Raven biotechnologies, inc. and to the references to such opinion in such joint proxy statement/ prospectus under the headings “Summary — Reasons for the Merger — VaxGen’s Reasons for the Merger,” “Summary — The Merger — Opinion of VaxGen’s Financial Advisor,” “VaxGen Proposal No. 1—Approval of Issuance of Shares of VaxGen Common Stock in the Merger — Background of the Merger,” “VaxGen Proposal No. 1—Approval of Issuance of Shares of VaxGen Common Stock in the Merger — VaxGen’s Reasons for the Merger” and “VaxGen Proposal No. 1—Approval of Issuance of Shares of VaxGen Common Stock in the Merger — Opinion of VaxGen’s Financial Advisor.” In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC thereunder.

LAZARD FRÈRES & CO. LLC
By:	/s/ David Low
	Name:	David Low
	Title:	Managing Director

San Francisco, California
December 17, 2007